NEWS
RELEASE

2003-05

FOR IMMEDIATE RELEASE
Contact: Doug Aron
(713) 688-9600 x145

FRONTIER OIL ANNOUNCES SENIOR NOTES OFFERING

HOUSTON, TEXAS, April 2, 2003 – Frontier Oil Corporation (NYSE: FTO) today announced that it intends to offer senior notes in a private placement. Frontier anticipates using the net proceeds of the offering to fund the previously announced merger of Frontier with Holly Corporation (AMEX: HOC), to pay related fees and expenses and for other general corporate purposes.

The notes being sold by Frontier will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Frontier, headquartered in Houston, operates a 110,000 bpd refinery located in El Dorado, Kansas and a 46,000 bpd refinery located in Cheyenne, Wyoming.

Investor Notices

This news release includes forward-looking statements concerning the company. These may include statements of plans or objectives for future operations, statements about future economic performance or assumptions or estimates. The accuracy of these forward-looking statements is subject to a wide range of business risks and changes in circumstances that are described in our reports that are filed from time to time with the Securities and Exchange Commission. Actual results and outcomes often differ from expectations.

Frontier and Holly will file a proxy statement/prospectus and other documents regarding the proposed merger referenced in this press release with the Securities and Exchange Commission. Investors and security holders are urged to read the proxy statement/prospectus when it becomes available, because it will contain important information about Frontier and Holly and the proposed transaction. A definitive proxy statement/prospectus will be sent to security holders of Frontier and Holly seeking their approval of the transaction. Investors and security holders may obtain a free copy of the definitive proxy statement/prospectus (when available) and other documents filed by Frontier and Holly with the SEC at the SEC’s web site at www.sec.gov. The definitive proxy statement/prospectus and other relevant documents may also be obtained free of cost by directing a request to Frontier Oil Corporation, attention: Doug Aron, 10000 Memorial Drive, Suite 600, Houston, Texas 77024 or Holly Corp., attention: John Glancy, 100 Crescent Court, Suite 1600, Dallas, Texas 75201.

Frontier and Holly and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Frontier and Holly in connection with the merger. Information about Frontier and Holly and their respective directors and officers can be found in Frontier’s and Holly’s respective Proxy Statements, Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC. Additional information regarding the interests of those persons may be obtained by reading the proxy statement/prospectus when it becomes available.

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